                                                                   EXHIBIT 10.12

                             CODE SHARING AGREEMENT

     This Agreement is made this 29th day of June, 1994, by and between CONTINENTAL AIRLINES, INC. ("CAL"), a Delaware corporation, and AMERICA WEST AIRLINES, INC. ("AWA"), Debtor and Debtor-in-Possession, a Delaware corporation.

                                    RECITALS

     CAL and AWA are each certificated air carriers providing air transportation services in their respective areas of operation.

     CAL and AWA desire to cooperate in the coordination of schedules by allowing AWA to market its flight operations under the CO* designator and CAL to market its flight operations under the HP* designator.

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, CAL and AWA hereby agree as follows:

     1. Schedules to be Operated. It is the intent of the parties to share their two letter designator codes, "CO*" in the case of CAL and "HP*" in the case of AWA. CAL operated Shared Code Segments (as herein defined) will be marketed under not only CAL's "CO" designator code but also under AWA's "HP*" designator code, and AWA operated Shared Code Segments will be marketed under not only AWA's "HP" designator code, but also under CAL's "CO*" designator code.
Schedule 1 hereto sets forth the flight segments where shared code segments ("Shared Code Segments") will operate at the commencement of this Agreement and some of the Shared Code Segments that will be operated in the future; however, it is the intent of the carriers to designate, to the maximum extent permitted by law, all flights operated by either as Share Code Segments during the term of this Agreement. The carriers shall meet together every six months that this Agreement is in effect to discuss the appropriateness of expanding or contracting the list of city pairs on Schedule 1.

     2. Code Sharing Licenses.

          (a) CO* License.

             (i) Grant of License. Subject to the terms and conditions of this Agreement, CAL hereby grants to AWA a nonexclusive, nontransferable, revocable license to use the CO* designator code on all of its flights operated as a Shared Code Segments. (AWA flights flown using the CO* code are hereinafter referred to as "CO* Flights").

             (ii) Control of CO* Flights. AWA shall have sole responsibility for and control over, and CAL shall have no responsibility for, control over or obligations or duties with respect to, each and every aspect of AWA's operations including, without limitation, scheduling (except as provided in Section 12 hereto), pricing (except as provided in Section 13 hereto), planning of flight itineraries and routings, reservations, reservations control/yield management, dispatch, fueling, weight and balance, flight release, maintenance, and flight operations and compliance with applicable rules and regulations.

          (b) HP* License.

             (i) Grant of License. Subject to the terms and conditions of this Agreement, AWA hereby grants to CAL a nonexclusive, nontransferable, revocable license to use the HP* designator code on all of its flights operated as a Shared Code Segment. (CAL flights flown using the HP* code are hereinafter referred to as "HP* Flights").

             (ii) Control of HP* Flights. CAL shall have sole responsibility for and control over, and AWA shall have no responsibility for, control over or obligations or duties with respect to, each and every aspect of CAL's operations including, without limitation, scheduling (except as provided in

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          Section 12 hereto), pricing (except as provided in Section 13 hereto), planning of flight itineraries and routings, reservations, reservations control/yield management, dispatch, fueling, weight and balance, flight release, maintenance, and flight operations and compliance with applicable rules and regulations.

     3. Confidential Information. Neither AWA nor CAL shall disclose to the other carrier or be required to disclose by the other carrier any information relating to its scheduling (except as provided in Section 12 hereto), pricing, inventory control or flight profitability. Neither AWA nor CAL shall disclose the terms of this Agreement or any proprietary information with respect to the other obtained as a result of this Agreement, either during the term hereof or thereafter except as may be required by law or by any order of a court or administrative agency, and then on ten days' notice to the other. The parties hereto recognize that, in the course of the performance of each of the provisions hereof, each carrier may be given and may have access to confidential and proprietary information of the other carrier, including proposed schedule and fare changes, statistical data regarding loads and fares, sales and promotional programs and other operating and competitive information ("Confidential Information"). Each carrier shall preserve, and shall ensure that each of its officers, agents, consultants and employees who receive Confidential Information preserve, the confidentiality of the other carrier's Confidential Information.

     4. Quality of Service. Each carrier shall perform its service with respect to its flights operated under the designation of the other carrier in a timely, expert and quality manner. Each carrier agrees that, in conducting flight operations under the designator of the other carrier, it will employ prudent safety and loss prevention policies.

     5. Audit.

          (a) CAL Audit. CAL shall have the right, at its own cost, to inspect, review, and observe AWA's operations of CO* Flights, and/or to conduct a full safety and/or service audit of AWA's operations, manuals and procedures reasonably related to CO* Flights, at such intervals as CAL shall reasonably request. In the exercise of such right, CAL does not undertake any responsibility for the performance of AWA's operations. CAL shall coordinate its safety and service audits with AWA so as to avoid disruptions of AWA's operations. Any safety audit may include, without limitation, maintenance and operation procedures, crew planning, reservations, passenger and baggage handling, customer service, personnel records, spare parts, inventory records, training records and manuals, flight, flight training and operational personnel records. This paragraph shall not entitle CAL access to AWA's records, documents or systems relating to its pricing, inventory control or flight profitability.

          (b) AWA Audit. AWA shall have the right, at its own cost, to inspect, review, and observe CAL's operations of HP* Flights, and/or to conduct a full safety and/or service audit of CAL's operations, manuals and procedures reasonably related to HP* Flights, at such intervals as AWA shall reasonably request. In the exercise of such right, AWA does not undertake any responsibility for the performance of CAL's operations. AWA shall coordinate its safety and service audits with CAL so as to avoid disruptions of CAL's operations. Any safety audit may include, without limitation, maintenance and operation procedures, crew planning, reservations, passenger and baggage handling, customer service, personnel records, spare parts, inventory records, training records and manuals, flight, flight training and operational personnel records. This paragraph shall not entitle AWA access to CAL's records, documents or systems relating to its pricing, inventory control or flight profitability.

     6. Public Relations. In the event of any irregularity in Shared Code Segments' operations, including, without limitation, any event causing damage to persons or property, the operating carrier shall identify itself as being operated independently of the carrier whose code is being used, and as being solely responsible for its operations. Either carrier may state that it holds a code sharing license from the other carrier and that it obtains certain services from the other carrier if third parties inquire as to such relationship.

     7. Irregularities in Operations. AWA shall promptly notify CAL of all irregularities involving a CO* Flight which result in any damage to persons or property as soon as such information is available and shall furnish to CAL as much detail as practicable. CAL shall promptly notify AWA of all irregularities involving a

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HP* Flight which result in any damage to persons or property as soon as such information is available and shall furnish to AWA as much detail as practicable.

     8. Reporting Obligation.

          (a) Changes in Service. Each carrier shall give the other carrier 60 days advance notice (or notice as far in advance as possible if 60 days is impracticable) of any intended (i) changes to its operating specifications, or (ii) material changes to the manner of conducting its business or the nature of its product. In the event any such change materially affects the value or risk to the other carrier of this Code Sharing Agreement in the other carrier's reasonable judgment, the other carrier shall be entitled to terminate this agreement if the change is implemented.

          (b) Correspondence from Government Authorities. AWA shall immediately provide CAL copies of any correspondence received from government authority which, with respect to CO* Flights, references (i) any alleged noncompliance with rules or regulations affecting air transportation, or
     (ii) any investigation of AWA performed or proposed by any government authority, including, without limitation, any communication issued by a government authority concerning the airworthiness of AWA's aircraft, the compliance of AWA's personnel with required operational or training procedures or any other matter relating to the safe operation of AWA aircraft.

          CAL shall immediately provide AWA copies of any correspondence received from any government authority which, with respect to HP* Flights, references (i) any alleged noncompliance with rules or regulations affecting air transportation, or (ii) any investigation of CAL performed or proposed by any government authority, including, without limitation, any communication issued by a government authority concerning the airworthiness of CAL's aircraft, the compliance of CAL's personnel with required operational or training procedures or any other matter relating to the safe operation of CAL aircraft.

          (c) Notice of Complaints. AWA shall monthly furnish CAL a summary of complaints, notices or violation, request to cease activity or similar correspondence which reasonably relate to CO* Flights and which are received by AWA from passengers, any government authority, or other parties. CAL shall monthly furnish AWA a summary of complaints, notices or violation, request to cease activity or similar correspondence which reasonably relate to HP* Flights and which are received by CAL from passengers, any government authority, or other parties. Each carrier shall comply with the other carrier's reasonable requests for actual copies of any such documents.

     9. Flight Display.

          (a) All Shared Code Segments will be included in the availability and fare displays of all computerized reservations systems in which CAL and AWA participate, the Official Airline Guide (to the extent agreed upon) and CAL's and AWA's internal reservation systems, under the shared code as well as the operator's own code, to the extent possible. CAL and AWA will take the appropriate measures necessary to ensure the display of Shared Code Segments in accordance with the preceding sentence.

          (b) CAL and AWA will disclose and identify the Shared Code Segments to the public as actually being a flight of and operated by the operating carrier, in at least the following ways:

             (i) a symbol will be used in timetables and computer reservation system indicating that Shared Code Segments are actually operated by the other carrier;

             (ii) to the extent reasonable, messages on airport flight information displays will identify the operator of flights shown as Shared Code Segments;

             (iii) CAL and AWA advertising concerning Shared Code Segments and CAL and AWA reservationists will disclose the operator of each flight; and

             (iv) in any other manner prescribed by law.

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     10. Terms and Conditions of Carriage and Claims Procedures.

          (a) In all cases the contract of carriage between a passenger and a carrier will be that of the carrier whose designator code is used and not that of the carrier operating the Shared Code Flight.

          (b) The carriers will use existing IATA procedures when handling and settling claims made by customers in connection with Shared Code Segments.

     11. Irregularity Handling.

          (a) In the event of flight delays, cancellations or other schedule irregularities that affect Shared Code Segments, the operating carrier will inform the carrier whose designator is also used of all pertinent information concerning an irregularity for customer information purposes.

          (b) The parties agree that they will cooperate in all available ways to accommodate passengers experiencing flight irregularities and that neither will forbear from providing such assistance because the other may have been responsible for the flight irregularity. In the event of a flight irregularity, the carrier causing or experiencing the irregularity shall bear all related costs associated with accommodating the passengers who have been delayed. The carriers will review existing procedures for accommodating interline passengers with respect to flight irregularities and oversales to determine their adequacy for the purposes of this Agreement and will make such adjustments in existing procedures as they find necessary or appropriate.

     12. Airport Operational Assistance. CAL and AWA will cooperate to coordinate and maintain their schedules to minimize the waiting time and to maximize convenience of passengers who are connecting from a CAL to AWA flight segment (or vice versa). Each carrier will provide the other with the airport operational assistance that is required to assure schedule compatibility for Shared Code Segments for which a Through Fare (as such term is hereinafter defined) may be applicable. The carriers will use their respective best efforts to align gates and ticket counter space where Shared Code Segments operate.

     13. Pricing and Capacity Control of Shared Code Segments.

                         [CONFIDENTIAL PORTION DELETED]

     15. Compliance with Laws and Regulations. CAL and AWA each represent, warrant, and agree that performance of its respective obligations under this Agreement shall be conducted and all of its personnel shall at all times meet, be in full compliance with and have all required licenses under any and all applicable statutes, orders, rules and regulations, and satisfy all applicable insurance requirements, whether in effect or hereafter promulgated of the United States National Transportation Safety Board, Department of Transportation of Federal Aviation Administration, Department of Defense of any country or territory with jurisdiction over the Shared Code Segments.

     16. Independent Parties.

          (a) Independent Contractors. It is expressly recognized and agreed that each carrier, in its performance and otherwise under this Agreement, is and shall be engaged and acting as an independent contractor and in its own independent and separate business; that each carrier shall retain complete and exclusive control over its staff and operations and the conduct of its business; and that each carrier shall bear and pay all expenses, costs, risks and responsibilities incurred by it in connection with its obligations under this Agreement. Neither CAL nor AWA nor any officer, employee, representative, or agent of CAL or AWA shall in any manner, directly or indirectly, expressly or by implication, be deemed to be, or make any representation or take any action which may give rise to the existence of, any employment, agent, partnership, or other like relationship as between CAL and AWA but each carrier's relationship as respects the other carrier in connection with this Agreement is and shall remain that of an independent contractor.

          (b) Status of Employees. The employees, agents and/or independent contractors of AWA shall be employees, agents, and independent contractors of AWA for all purposes, and under no circumstances

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     shall be deemed to be employees, agents or independent contractors of CAL.
     The employees, agents and independent contractors of CAL for all purposes, and under no circumstances shall be deemed to be employees, agents or independent contractors of AWA. In its performance under this Agreement, each carrier shall act as an independent contractor and not as an agent for the other. CAL shall have no supervisory power or control over any employees, agents or independent contractors employed by AWA, and AWA shall have no supervisory power or control over any employees, agents and independent contractors employed by CAL.

          (c) Liability For Employee Costs. Each carrier, with respect to its own employees (hired directly or through a third party), accepts full and exclusive liability for the payment of worker's compensation and/or employer's liability (including insurance premiums where required by law) and for the payment of all taxes, contributions or other payments for unemployment compensation, vacations, or old age benefits, pensions and all other benefits now or hereafter imposed upon employers with respect to its employees by any government or agency thereof or any other party (whether measured by the wages, salaries, compensation or other remuneration paid to such employees or otherwise) and each carrier further agrees to make such payments and to make and file all reports and returns, and to do everything necessary to comply with the laws imposing such taxes, contributions or other payments.

     17. Indemnification and Insurance.

        (a) Indemnification.

             (i) AWA hereby assumes liability for, and shall indemnify, defend, protect, save and hold harmless CAL, its officers, agents, and employees from and against any and all liabilities, claims, judgments, damages, and losses, including all costs, fees, and expenses incidental thereto, of every type and nature whatsoever, including without limitation those involving (i) death of or injury to any person including, but not limited to, AWA's officers, employees and agents, (ii) loss of, damage to, or destruction of any property whatsoever, including any loss of use thereof, and (iii) trademark, service mark or trade name infringement, provided that such liabilities, claims, judgments, damages or losses are caused by or arise out of (or are alleged to be caused by or arise out of) any alleged acts or omissions of AWA or its officers, employees, or agents which are in any way related to the services contemplated by this Agreement. CAL shall give AWA prompt notice of any claim made or suit instituted against CAL which, if successful, would result in indemnification of CAL hereunder, and CAL shall have the right to compromise or participate in the defense of same to the extent of its own interest.

             (ii) CAL hereby assumes liability for, and shall indemnify, defend, protect, save and hold harmless AWA, its officers, agents, and employees from and against any and all liabilities, claims, judgments, damages, and losses, including all costs, fees, and expenses incidental thereto, of every type and nature whatsoever, including without limitation those involving (i) death of or injury to any person including, but not limited to, CAL's officers, employees and agents, (ii) loss of, damage to, or destruction of any property whatsoever, including any loss of use thereof, and (iii) trademark, service mark or trade name infringement, provided that such liabilities, claims, judgments, damages or losses are caused by or arise out of (or are alleged to be caused by or arise out of) any alleged acts or omissions of CAL or its officers, employees, or agents which are in any way related to the services contemplated by this Agreement. AWA shall give CAL prompt notice of any claim made or suit instituted against AWA which, if successful, would result in indemnification hereunder, and AWA shall have the right to compromise or participate in the defense of same to the extent of its own interest.

          (b) Insurance Coverage.

             (i) Each carrier shall, at all time during the term of this Agreement, maintain in full force and effect policies of insurance as follows:

                1. Comprehensive Airline Liability Insurance, including Aircraft Third Party, Passenger, including Passengers' Baggage and Personal Effects, Cargo and Mail Legal Liability for a

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               Combined Single Limit (CSL) of not less than $500 million per occurrence per Aircraft. In respect of Personal Injury the maximum limit is $25 million per offense and in the aggregate.

                The minimum amounts of insurance coverage required under this paragraph 1 shall be per occurrence, combined single limit for all coverage required under this paragraph 1.

                2.   Workmen's Compensation Insurance   Per Accident
                     (Company Employee)                 Statutory
                3.   Employer's Liability               $1,000,000 (combined single limit)

             (ii) Subject to Section 17(b)(i) above, each carrier as appropriate shall cause the policies of insurance described in such Section 17(b)(i) to be duly and properly endorsed by that carrier's insurance underwriters as follows:

                1. as to the policies of insurance described in paragraphs
           (b)(i)1 and (b)(i)2 of Section 17:

                    (A) to provide that any waiver of rights of subrogration
               against other parties by one party will not affect the coverage provided thereunder with respect to the other party; and

                    (B) to provide that the one party's underwriters shall waive any and all subrogation rights against the other party, its directors, officers, agents, employees and other authorized representatives, except for gross negligence or wilful misconduct, with regard to any breach of warranty on the part of the other party or to provide other evidence of such waiver or recourse against the other party, its directors, officers, agents, employees and other authorized representatives.

                    (C) to provide that each party, its directors, officers,
               agents, employees and other authorized representatives shall be endorsed as named insured parties thereunder, except for gross negligence or wilful misconduct; and

                    (D) to provide that said insurance shall be primary
               insurance and to acknowledge that any other insurance policy or policies of each party shall be secondary or excess insurance.

                2. as to policies of insurance described in paragraph (b)(i)1 of
           Section 17 to provide a breach of warranty clause to said policies;
           and

             (iii) Each party shall cause each of the insurance policies referred to in Section 17(b)(i) to be duly and properly endorsed to provide that said policy or policies or any part or parts thereof shall not be canceled, terminated or materially altered, changed or amended by each party's insurance underwriters, until after 30 days' prior notice to the other party, such notice period to commence when such other party actually receives such notice.

             (iv) Simultaneously with the commencement of this Agreement, and from time to time thereafter upon request by either party, the other party shall furnish to the requesting party evidence reasonably satisfactory to the requesting party of the aforesaid insurance coverage and endorsements, including certificates certifying that the aforesaid insurance and endorsements are in full force and effect. Initially, this evidence shall be a certificate of insurance required hereunder.

             (v) In the event either party fails to maintain in full force and effect any of the insurance and endorsements required in terms of these sections, the other party shall have the right (but not the obligation) to procure and maintain such insurance or any part thereof. The cost of such insurance shall be payable by the first party to the other party upon demand by the other party. The procurement of such insurance or any part thereof by the other party shall not discharge or excuse the first party's obligation to comply with the provisions of Sections 17(b)(i) and 17(b)(ii)

          (c) Survival of Rights and Obligations.  The rights and obligations of
     Section 18(a) shall survive the expiration or termination of this Agreement.

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     18. Term and Termination.

          (a) Term. Unless the carriers agree to an earlier commencement date, the term of this Agreement shall commence as soon as practicable after the date that is the later of the date that this Agreement is signed by both parties or the date that the investment agreement between AWA and AmWest partners, L.P. (the "Investment Agreement") is consummated and shall continue until the date immediately preceding the tenth anniversary of the commencement date, unless earlier terminated as provided herein, and shall continue thereafter until either carrier gives the other carrier notice of termination at least 90 days prior to the effective date of such termination. In no event shall termination or expiration pursuant to this
     Section 18(a) be effective unless such 90 days' notice is provided.

          (b) Termination as a Result of Changes of Law. In the event there is any change in treaties, statutes or regulations of air transportation that materially affects the rights and/or obligations presently in force with respect to the air transportation services of CAL or AWA or both, relating to CO* or HP* Flights, then the carriers will consult, within 30 days after any of the occurrences described herein, in order to determine or seek mutual agreement as to what, if any changes to this Agreement are necessary or appropriate, including but not limited to the early termination and cancellation of this Agreement.

          (c) Other Termination Rights. In addition to any other provisions of this Agreement, this Agreement may be terminated, without liability, as follows:

             (i) By either carrier on 30 days' prior written notice, if the other carrier has breached any material provision of this Agreement unless such other carrier cures such breach within such 30 day period;

             (ii) By either carrier immediately on notice, if the other carrier shall be dissolved or shall fail to maintain its corporate existence in good standing, or shall have its authority to operate as a scheduled airline suspended or revoked, either in whole or with respect to the CO* or HP* Flights, or shall cease operations as a scheduled airline.

             (iii) By either carrier immediately on notice if the other carrier shall be cited by any government authority for any significant noncompliance with a material law, rule or regulation with respect to the marketing or operation of a CO* or HP* Flight;

             (iv) By either carrier immediately on notice, in the event that the commencement date of this Agreement is prior to the date that the Investment Agreement is consummated, if the Investment Agreement is terminated prior to its having been consummated;

             (v) Except for AWA's currently pending Chapter 11 proceeding, by either carrier if a petition is filed by or against the other carrier under bankruptcy law, or any other law providing for the relief of debtors, and the affected party does not succeed in having such petition lifted or stayed within sixty days from the date of entry; the carrier at its option may cancel this Agreement immediately and exercise such other remedies as may be available at law and/or in equity;

             (vi) By either carrier on six months' prior written notice, if a carrier, foreign or domestic, that competes with the terminating carrier on a material basis, acquires majority ownership of or substantial control over the other carrier.

             (vii) By CAL immediately on notice if

                1. AWA shall fail to maintain any of its aircraft in an airworthy condition and conduct its flight operations in accordance with the standards, rules and regulations promulgated by any government authority; or

                2. AWA shall have a completion factor of less then 80% during any 20 day period with respect to CO* Flights (including in such calculations all flights canceled less than one week prior to the date of its scheduled operation and excluding flights not completed due to weather or labor stoppages); and

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             (viii) By AWA immediately on notice if

                1. CAL shall fail to maintain any of its aircraft in an airworthy condition and conduct its flight operations in accordance with the standards, rules and regulations promulgated by any government authority; or

                2. CAL shall have a completion factor of less then 80% during any 20 day period with respect to HP* Flights (including in such calculations all flights canceled less than one week prior to the date of its scheduled operation and excluding flights not completed due to weather or labor stoppages).

     19. Booking Fee. The carrier operating over any segment of a Shared Code Flight will be responsible for any booking fee relating to such segment charges by the vendor of a computer reservation system used to create a booking on that flight. If the booking fee relating to such segment is billed to the carrier whose designator code is also used for that flight, the operating carrier will reimburse the carrier whose designator code is also used for that flight.

     20. Entire Agreement, Waivers and Amendments. This Agreement constitutes the entire understanding of the carriers with respect to the subject matter hereof superseding all prior discussions and agreements, written or oral. This Agreement may not be amended, nor may any of its provisions be waived, except by writing signed by both carriers. No delay on the part of either carrier in exercising any right power or privilege hereunder shall operate as a waiver hereof, nor shall any waiver operate as a continuing waiver of any right, power or privilege.

     21. Notices. All notices given hereunder shall be in writing delivered by hand, certified mail, telex, or telecopy to the carriers at the following addresses:

If to CAL:

     Continental Airlines, Inc.           Telephone No.: 713-834-2950
     2929 Allen Parkway                   Telecopier No.: 713-520-6329
     Houston, Texas 77019
     Attention: Vice Chairman & CEO

With copy to:

     Continental Airlines, Inc.           Telephone No.: 713-834-5149
     2929 Allen Parkway                   Telecopier No.: 713-834-5161
     Houston, Texas 77019
     Attention: Senior Vice President
       and General Counsel

If to AWA:

     America West Airlines, Inc.          Telephone No.: (602) 693-5880
     4000 E. Sky Harbor Blvd.             Telecopier No.: (602) 693-5950
     Phoenix, AZ 85034
     Attention: President & COO

With copy to:

     America West Airlines, Inc.          Telephone No.: (602) 693-5750
     4000 E. Sky Harbor Blvd.             Telecopier No.: (602) 593-5904
     Phoenix, AZ 85034
     Attention: Vice President
       and General Counsel

     22. Successors and Assigns. Neither carrier may assign its rights or delegate its duties under this Agreement without the prior written consent of the other carrier, and any such purported assignment or delegation shall be void. This Agreement shall be binding on the lawful successors of each carrier.

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     23. Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     24. Headings. The headings in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

     25. Counterparts. This Agreement may be executed in counterparts, all of which taken together shall constitute one agreement.

     26. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of choice or conflicts of law.

     27. Equal Opportunity. EEO clauses contained at 11 C.F.R. sec.sec. 60-1.4, 60-250.4 and 60-741.4 are hereby incorporated by reference. Each party shall comply with all equal opportunity laws and regulations which apply to or must be satisfied by that party as a result of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

              CONTINENTAL AIRLINES, INC.                          AMERICA WEST AIRLINES, INC.


By:              /s/  BARRY P. SIMON                 By:             /s/  A. MAURICE MYERS
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Title:          Senior Vice President                Title:             President & CEO
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

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                                   SCHEDULE 1

                          INITIAL SHARED CODE SEGMENTS

                         [CONFIDENTIAL PORTION DELETED]

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                                   SCHEDULE 2

                         [CONFIDENTIAL PORTION DELETED]

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